Exhibit 99.1

Atlantic Power Corporation Announces Redemption In Full of Outstanding Series D Convertible Unsecured Subordinated Debentures

DEDHAM, Mass, April 10, 2019 — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today completed the redemption of the outstanding Cdn$24,738,000 principal amount of its 6.00% series D extendible convertible unsecured subordinated debentures due December 31, 2019 (the “Series D Debentures”) with cash, representing all of the outstanding principal amount of the Series D Debentures.  The Series D Debentures were redeemed at a price equal to $1,016.6667 for each Cdn$1,000 principal amount of Series D Debentures so redeemed, being the principal amount thereof plus accrued and unpaid interest to, but excluding, the redemption date.

For more information please contact:

Atlantic Power Corporation
Investor Relations
(617) 977-2700
info@atlanticpower.com